Exhibit 99.1

OPNET Reports Record Revenue and Operating Margin for Fiscal Q3 2004

•	Record revenue of $14.4 million
•	Record operating margin of 14.8%
•	Record deferred revenue of $12.3 million
•	Operating cash flow of $4.0 million

BETHESDA, MD – January 28, 2004 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its third fiscal quarter ended December 31, 2003. Revenue for the quarter ended December 31, 2003 was $14.4 million compared to $11.8 million for the same quarter in the prior year. Earnings per share for the third quarter of fiscal 2004 was $0.08 on a diluted basis, compared to $0.04 in the same quarter of the prior year.

For the nine months ended December 31, 2003 and 2002, revenues were $40.1 million and $34.1 million, respectively. Earnings per share for the nine months ended December 31, 2003 was $0.18 on a diluted basis, compared to $0.09 in the comparable period ended December 31, 2002.

OPNET Chairman & CEO, Marc A. Cohen, stated, “We are extremely pleased to report a consecutive record-breaking quarter across key metrics, including revenue, operating income, operating margins, diluted earnings per share, and deferred revenue. The significant operating leverage of our business model is allowing us to continue investing in revenue-generating staff as part of our strategy for long-term growth, while generating improvements in financial performance.”

Fourth Quarter Fiscal Year 2004 Financial Outlook

OPNET expects fiscal fourth quarter revenue to be between $15.0 and $15.5 million and diluted earnings to be between 7 and 9 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

Financial Highlights for the Third Quarter of Fiscal Year 2004

•	Grew revenue year over year 22.3% to a record $14.4 million from $11.8 million in revenue for the third quarter of fiscal 2003. Revenue for the quarter grew sequentially 7.7% from $13.4 million for the second quarter of fiscal 2004.

•	Expanded operating margins sequentially from 14.3% to 14.8% in the third quarter of fiscal 2004 resulting in record operating income of $2.1 million.

•	Maintained a strong balance sheet with $78.6 million in cash and marketable securities at December 31, 2003.

•	Reduced DSOs 19 days from September 30, 2003 to 57 days as of December 31, 2003.

•	Increased deferred revenues to a record $12.3 million from $11.4 million at the end of the second quarter of fiscal 2004.

The Company will hold an investor conference call on Wednesday, January 28, 2004 at 5:00 pm Eastern Time to review financial results for the third quarter of fiscal 2004. Investors will be able to listen to the call by calling 877-407-9210 in the U.S. or

201-689-8049 for international callers, and enter password ONT 284, or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID #89976. The replay will be available from 7:00 pm Eastern Time January 28th through 11:59 pm Eastern Time January 31st. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
	(in thousands, except per share data)
Revenues:
New software licenses	$7,113	$5,594	$19,987	$15,833
Software license updates and technical support	3,940	3,244	10,907	9,370
Professional services	3,379	2,966	9,244	8,866

Total revenues	14,432	11,804	40,138	34,069

Cost of revenues:
New software licenses	126	205	614	585
Software license updates and technical support	445	379	1,188	1,283
Professional services	2,048	1,192	5,302	3,472
Amortization of acquired technology	125	126	375	377

Total cost of revenues	2,744	1,902	7,479	5,717

Gross profit	11,688	9,902	32,659	28,352

Operating expenses:
Research and development	3,144	3,200	9,450	9,575
Sales and marketing	4,964	4,530	14,044	13,500
General and administrative	1,438	1,251	4,208	3,619

Total operating expenses	9,546	8,981	27,702	26,694

Income from operations	2,142	921	4,957	1,658
Interest and other income, net	135	192	436	716

Income before provision for income taxes	2,277	1,113	5,393	2,374
Provision for income taxes	658	279	1,666	595

Net income	$1,619	$834	$3,727	$1,779

Basic net income per common share	$0.08	$0.04	$0.19	$0.09

Diluted net income per common share	$0.08	$0.04	$0.18	$0.09

Basic weighted average common shares outstanding	19,759	19,299	19,605	19,242

Diluted weighted average common shares outstanding	20,906	20,046	20,489	19,940

OPNET Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2003	March 31, 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$33,937	$70,251
Marketable securities	44,622	—

Total cash and marketable securities	78,559	70,251

Accounts receivable, net	6,871	6,420
Unbilled accounts receivable	2,090	933
Prepaid expenses and other current assets	2,106	1,412

Total current assets	89,626	79,016

Property and equipment, net	6,425	7,008
Intangible assets, net	1,370	1,566
Goodwill	12,212	12,212
Other assets	1,561	839

Total assets	$111,194	$100,641

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$111	$215
Accrued liabilities	3,716	2,756
Deferred and accrued income taxes	223	172
Deferred revenue	11,718	9,694

Total current liabilities	15,768	12,837

Notes payable	300	300
Deferred rent	913	632
Deferred revenue	605	484

Total liabilities	17,586	14,253

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	77,082	73,600
Deferred compensation	(52)	(59)
Retained earnings	20,630	16,903
Accumulated other comprehensive income	22	18
Treasury stock	(4,100)	(4,100)

Total stockholders’ equity	93,608	86,388

Total liabilities and stockholders’ equity	$111,194	$100,641